KPMG

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                               Consent of KPMG LLP


The Board of Directors
German American Bancorp:

We consent to the inclusion in the December 31, 1999 Annual Report on Form 10-K of German American Bancorp of our report dated July 23, 1998 (except as to note 17, which is as of August 6, 1998) relating to the consolidated statement of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1998.

We also consent to the incorporation by reference in the registration statements of German American Bancorp on Form S-3 (File No. 33-92202) and Form S-8 (File No. 333-80605, 333-81837, and 333-81839) of our report dated July 23, 1998
(except for note 17, which is as of August 11, 1999), relating to the consolidated balance sheet of 1ST BANCORP and subsidiaries as of June 30, 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1998, which report appears in the December 31, 1999, annual report on Form 10-K of German American Bancorp.



KPMG LLP
Indianapolis, Indiana
March 27, 2000